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                                                                  EXHIBIT (b)(2)

                          WAIVER AND AMENDMENT NO. 12
                                       to
                        RECEIVABLES PURCHASE AGREEMENTS

          This WAIVER AND AMENDMENT NO. 12 to RECEIVABLES PURCHASE AGREEMENTS, dated as of June 15, 1999 (this "Amendment"), is entered into by and among Georgia-Pacific Corporation (the "Seller"), Asset Securitization Cooperative Corporation ("ASCC"), Corporate Asset Funding Company, Inc. ("CAFCO") and Falcon Asset Securitization Corporation ("Falcon") (each of ASCC, CAFCO and Falcon, individually, a "Purchaser," and, collectively, the "Purchasers"), Canadian Imperial Bank of Commerce ("CIBC"), Citibank, N.A. ("Citibank") and The First National Bank of Chicago ("First Chicago") (each of CIBC, Citibank and First Chicago, individually, a "Secondary Purchaser," and, collectively, the "Secondary Purchasers"), and CIBC, as administrative agent for the Purchasers and the Secondary Purchasers (the "Administrative Agent").

          WHEREAS, the Seller, the Purchasers and the Administrative Agent are parties to that certain Receivables Purchase Agreement dated as of June 1, 1990, as amended (the "Primary Agreement"; the terms defined therein being used herein as therein defined unless otherwise defined herein), providing for the sale by the Seller of certain Receivable Interests to the Purchasers; and

          WHEREAS, the Seller, the Secondary Purchasers and the Administrative Agent are parties to that certain Receivables Purchase Agreement dated as of June 1, 1990, as amended (the "Secondary Agreement," and, together with the Primary Agreement, the "Agreements"), providing for the sale by the Seller of certain Receivable Interests to the Secondary Purchasers; and

          WHEREAS, the parties hereto desire to (i) increase the Purchase Limit to $750,000,000 under the Primary Agreement, (ii) effect a reallocation of the Pro Rata Shares, (iii) waive certain provisions of Section 2.01(d) of the Primary Agreement in connection with such reallocation, and (iv) add one Seller Subsidiary and one Seller Division to the facility provided to the Seller by the Purchasers.

          NOW, THEREFORE, in consideration of the mutual benefits to the parties hereto resulting from the reallocation and amendment to the Agreements, the parties hereto agree as follows:

          1.   Increase in Purchase Limit and Commitment.
               -----------------------------------------

          (a) The Primary Purchasers hereby agree that the aggregate Purchase Limit under the Primary Agreement shall be increased to $750,000,000.
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                                       2

          (b) The Secondary Purchasers hereby agree that the aggregate Commitment under the Secondary Agreement shall be increased to $750,000,000.

          2.   Reallocation of Pro Rata Shares.
               -------------------------------
          (a) Notwithstanding the provisions of the first sentence of
Section 2.01(d) of the Primary Agreement, after giving effect to the increase in the Purchase Limit as described in Section 1 above, the Pro Rata Shares of the Purchasers under the Primary Agreement shall be reallocated as follows:

          ASCC..........33.33333334%
          CAFCO.........33.33333333%
          Falcon........33.33333333%

          (b) Each Purchaser and Secondary Purchaser expressly consents to the reallocations set forth above and waives compliance with the notice requirement set forth in the first sentence of Section 2.1(d) of the Primary Agreement.
The parties further agree that any noncompliance with the provisions of the Agreements by virtue of the reallocation set forth above shall be deemed not to constitute a breach or default by the Seller under the Agreements, and that such reallocation shall be deemed to be permissible and effective in all respects and for all purposes under the Agreements.

          3.   Increase in Commitment of Secondary Purchasers.  Each Secondary
               ----------------------------------------------
Purchaser hereby agrees that, effective immediately upon the reallocation of the Pro Rata Shares as described in Section 1 above, the Commitment of such Secondary Purchaser shall be adjusted as required by the Secondary Agreement.

          4.   Addition of Seller Division.
               ---------------------------
          (a) Notwithstanding the provisions of the first sentence of Section 2.01(h) of the Primary Agreement, the Seller shall commence including all Receivables generated by the Distribution Division of the Seller (the "New Seller Division") in Receivables Pools.

          (b) Each Purchaser and Secondary Purchaser expressly consents to the inclusion of all Receivables generated by the New Seller Division in Receivables Pools and waives compliance with the notice requirement set forth in the first sentence of Section 2.01(h) of the Primary Agreement. The parties further agree that any noncompliance with the provisions of the Agreements by virtue of the foregoing shall be deemed not to constitute a breach or default by the Seller under the Agreements, and that the inclusion of such Receivables in Receivables Pools shall be deemed to be permissible and effective in all respects and for all purposes under the Agreements.

          5.   Amendment of the Primary Agreement.
               ----------------------------------
          (a) Article I of the Primary Agreement is hereby amended by adding the following definitions in their proper alphabetical sequence:

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          "Dilution Ratio" means, as of any date of determination, a fraction,
           --------------
     expressed as a percentage, the numerator of which is the aggregate dollar amount of reductions of the Outstanding Balance of all Pool Receivables given to Obligors in accordance with the Credit and Collection Policy (other than as a result of Collections or writeoffs) during the last full calendar month immediately preceding such date and the denominator of which is the aggregate amount of the Outstanding Balance of all Pool Receivables as of the end of such full calendar month.

          "Dilution Reserve" means, as of any date of determination, an amount
           ----------------
     equal to 3 times the Dilution Ratio.

          (b) The definition of "Investors Rate" in Article I of the Primary Agreement is hereby amended by (i) deleting paragraph (a) in its entirety and substituting in replacement thereof the following:

          (a) the sum of (x) the rate (or if more than one rate, the weighted average of the rates) (by means of interest rate hedges or otherwise) at which (i) in the case of ASCC, all of the Notes of ASCC outstanding during such Settlement Period have been sold by any placement agent or commercial paper dealer selected by ASCC, as determined by ASCC and reported by ASCC to the Seller and the Collection Agent, and (ii) in the case of a Purchaser other than ASCC, Notes of such Purchaser that are allocated, in whole or in part, by such Purchaser to fund or maintain such Purchaser's Receivable Interest during such Settlement period may have been sold by any placement agent or commercial paper dealer selected by such Purchaser, as determined by such Purchaser and reported to the Seller and the Collection Agent;

     provided that, if the rate or rates, as agreed between any such agent or
     --------
     dealer and such Purchaser with regard to any Settlement Period for any Receivable Interest, is a discount rate (or rates), the "Investor Rate" for such Settlement Period shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum, and (y) .05% per annum;

and (ii) deleting the percentage "1%" contained in paragraph (b) thereof and substituting in replacement thereof the percentage "1.25%".

          (c) The definition of "Reserve" in Article I of the Primary Agreement is hereby amended in its entirety as follows:

          "Reserve" means, on any date, the greater of (i) 17.75% of Combined
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     Capital and (ii) the sum of (a) the product of (1) the Loss Reserve and
     (2) the aggregate Outstanding Balance of all Pool Receivables on such date, (b) the aggregate Yield Reserve for all Receivable Interests owned by the Purchasers and the aggregate "Yield Reserve" for all

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                                       4

     "Receivable Interests" owned by the Secondary Purchasers under the Secondary Purchaser Agreement, (c) the aggregate Collection Agent Fee Reserve, if any, for all Receivable Interests owned by the Purchasers and the aggregate "Collection Agent Fee Reserve", if any, of all "Receivable Interests" owned by the Secondary Purchasers under the Secondary Purchaser Agreement, and (d) the product of (1) the Dilution Reserve and (2) the aggregate Outstanding Balance of all Receivables on such date.

          (d) Section 2.05(a) of the Primary Agreement is hereby amended by deleting paragraphs (i), (ii) and (iii) thereof in their entirety and substituting in replacement thereof the following:

          (i) to each Purchaser, an annual fee (the "Program Fee") equal to the product of (i) the average daily outstanding Aggregate Capital of such Purchaser and (ii) .28% per annum;

          (ii) to each Purchaser, a fee (the "Investor Fee") computed at the per annum rate of 15/1000 of 1% on the average daily amount of Aggregate Capital of such Purchaser; and

          (iii) to each Purchaser, a fee (the "Commitment Fee") at the per annum rate of .18% on the average daily amount of such Purchaser's unused Purchase Limit.

          (e) Schedule V of the Primary Agreement is hereby amended in its entirety as set forth in Exhibit A hereto.

          6.   Amendment of the Secondary Agreement.  (a) The definition of
               ------------------------------------
"Investor Rate" in Article I of the Secondary Agreement is hereby amended by deleting the percentage "1%" contained in paragraph (a) thereof and substituting in replacement thereof the percentage "1.25%."

          7.   Conditions Precedent.  The effectiveness of this Amendment is
               --------------------
subject to the conditions precedent that the Purchasers and the Administrative Agent shall have received the following, each in form and substance satisfactory to the Purchasers and the Administrative Agent:

          (a) This Amendment, executed by each of the parties hereto.

          (b) A certificate from a Responsible Officer of the Seller certifying that (i) the representations and warranties contained in Article IV of the Agreements as amended hereby are true and correct on and as of the date hereof as though made on and as of such date, and (ii) no event has occurred and is continuing, or would result from the execution,
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                                       5

     delivery or performance of this Amendment or from the consummation of the transactions contemplated hereby, that constitutes an Event of Termination or a Potential Termination Event.

          (c) The payment of all fees due and payable on or prior to such date, including, without limitation, (i) a fee payable to the Administrative Agent as separately agreed between the Seller and the Administrative Agent, and (ii) a structuring fee payable to each Primary Purchaser in the amount of .05% of the amount of such Primary Purchaser's Purchase Limit after giving effect to the transactions contemplated by this Amendment (whether used or unused).

          8.   Conditions Subsequent.  The Seller shall, within 15 days of the
               ---------------------
date of this Amendment, deliver to the Purchasers and the Administrative Agent the following, each in form and substance satisfactory to the Purchasers and the Administrative Agent:

          (a) Certificates of the Secretary or Assistant Secretary of the Seller and G-P Gypsum Corporation, a Delaware corporation (the "New Seller Subsidiary"), certifying (i) the names and true signatures of their respective officers authorized to sign this Amendment, the Transfer Agreement and the other documents to be delivered by them hereunder or in connection herewith, (ii) evidence of corporate authorization with respect to the transactions contemplated by this Amendment, (iii) the articles of incorporation (attached and appropriately certified by the Secretary of State of the Seller's and the New Seller Subsidiary's jurisdiction of incorporation) and (iv) the by-laws and all amendments thereto of the Seller and the New Seller Subsidiary.

          (b) An executed Transfer Agreement executed by the Seller and the New Seller Subsidiary, and a Consent and Acknowledgment from the New Seller Subsidiary.

          (c) A certificate from a Responsible Officer of the New Seller Subsidiary certifying that (i) the representations and warranties contained in the Transfer Agreement are true and correct on and as of the date hereof as though made on and as of such date, and (ii) no event has occurred and is continuing, or would result from the execution, delivery or performance of this Amendment or from the consummation of the transactions contemplated hereby, that constitutes an Event of Termination or a Potential Termination Event.

          (d) Acknowledgment copies of proper financing statements, duly filed under the UCC of all jurisdictions that any Purchaser or the Administrative Agent may deem necessary or desirable in order to perfect the ownership interests of the Seller in the Receivables, Contracts or Related Security purchased by the Seller from the New Seller Subsidiary pursuant to the Transfer Agreement.
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                                       6

          (e) Acknowledgment copies of proper UCC termination statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by the New Seller Subsidiary.

          (f) Executed Lock-Box Agreements and undated executed copies of Lock-Box Notices to the Lock-Box Banks for each Lock-Box Account maintained by the New Seller Subsidiary.

          (g) Undated executed Depositary Notices to each Depositary Bank for each Depositary Account and undated executed Concentration Notices to each Concentration Bank for each Concentration Account, in each case, maintained by the New Seller Subsidiary.

          (h) A favorable opinion of counsel for the Seller and for the New Seller Subsidiary as to such matters as the Purchasers or the Administrative Agent may reasonably request.

          The failure of the Seller to comply with the provisions of this
Section 8 shall constitute an Event of Termination under the Agreements with the same force and effect as if such provisions were set forth therein, and shall entitle the Purchasers and the Administrative Agent to exercise any and all remedies described in the Agreements.

          9.   Covenants.
               ---------

          (a) The Seller shall, within 90 days of the date hereof, organize a bankruptcy remote special purpose entity (the "SPE") and shall cause such SPE to enter into (i) an agreement with the Seller and the Seller Subsidiaries (including the New Seller Subsidiary) pursuant to which such SPE shall purchase from time to time from the Seller and the Seller Subsidiaries Receivables, Contracts and Related Security and (ii) agreements with the Purchasers and the Administrative Agents pursuant to which such SPE shall sell from time to time to the Purchasers undivided percentage ownership interests in such Receivables, Contracts and Related Security, to the Purchasers. The form of such SPE and the substance of the organizational documents, and the form and substance of the foregoing agreements shall contain, among other things, the provisions set forth in Exhibit B hereto and shall, in all respects, be reasonably satisfactory to the Purchasers and the Administrative Agent.

          (b) Without limiting any other rights that the Administrative Agent or the Purchasers or any Affiliate thereof and their respective officers, directors, employees and agents (each, an "Indemnified Party") may have hereunder or under applicable law, from the date hereof until the date on which the provisions of Section 9(a) above have been complied with, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses
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                                       7

and liabilities (including reasonable attorneys fees and expenses) arising out of or resulting from (i) the failure of the Purchasers and the Administrative Agent, (ii) the credit quality of the Seller, and (iii) the failure of the Purchasers to adequately reserve for the dilution of Receivables due to the failure or inability of the Seller to provide sufficient historical dilution data, as determined in the reasonable discretion of the Purchasers and the Administrative Agent, with respect to the Receivables to the Purchasers and the Administrative Agent to have received on the date hereof the documents and opinions set forth in Section 8 above; provided, however, that the Seller
                                       --------  -------
shall not be liable to any Indemnified Party with respect to any claims, losses or liabilities under clauses (i) or (ii) above to the extent that such claims, losses and liabilities would have arisen or resulted if the facilities provided by the Purchasers were structured as contemplated by Section 9(a) above.

          (c) The failure of the Seller to comply with the provisions of this
Section 9 shall constitute an Event of Termination under the Agreements with the same force and effect as if such provisions were set forth therein, and shall entitle the Purchasers and the Administrative Agent to exercise any and all remedies described in the Agreements.

          10.  Agreements to Remain in Effect.  Upon and after the effective
               ------------------------------
date of this Amendment, all references to the Agreements in the Agreements, or in any related document, shall mean the Agreements as amended hereby. Except as specifically amended by this Amendment, the Agreements shall remain in full force and effect.

          11.  Governing Law; Execution in Counterparts.
               ----------------------------------------

          (a) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

          (b) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.
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                                       8

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

                              GEORGIA-PACIFIC CORPORATION


                                  /s/ Danny W. Huff
                              By: _____________________________
                                  Name:  Danny W. Huff
                                  Title: Vice President and Treasurer

                              ASSET SECURITIZATION COOPERATIVE
                                  CORPORATION


                                  /s/ Grace Fraser
                              By: _____________________________
                                  Name:  Grace Fraser
                                  Title: CFO


                              CORPORATE ASSET FUNDING COMPANY,
                                  INC.

                              By: CITICORP NORTH AMERICA, INC., AS
                                  ATTORNEY-IN-FACT


                                  /s/ Nancy Free
                              By: _____________________________
                                  Name:  Nancy Free
                                  Title: Vice President

                              FALCON ASSET SECURITIZATION
                                  CORPORATION


                                  /s/ Karen E. Staib
                              By: _____________________________
                                  Name:  Karen E. Staib
                                  Title: Managing Director


                   (Signatures continued on following page.)
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                                       9

                              CANADIAN IMPERIAL BANK OF COMMERCE


                              By: /s/ Thomas H. Allen
                                  _____________________________
                                  Name:  Thomas H. Allen
                                  Title: Authorized Signatory


                              CITIBANK, N.A.


                              By: /s/ Nancy Free
                                  _____________________________
                                  Name:  Nancy Free
                                  Title: Vice President

                              THE FIRST NATIONAL BANK OF CHICAGO


                              By: /s/ Karen E. Staib
                                  _____________________________
                                  Name:  Karen E. Staib
                                  Title: Vice President